Exhibit 99.1

DXP Enterprises Announces Sale of Non-Core Business

HOUSTON--(BUSINESS WIRE)--October 4, 2016--DXP Enterprises, Inc. (NASDAQ: DXPE) announced today that it has sold its master distribution business of industrial fasteners, Vertex Corporate Holdings, Inc., to Houston Wire & Cable Company (HWC). DXPE received approximately $31.0 million in net cash proceeds, subject to customary transaction adjustments. Signing of the definitive agreement occurred on October 3, 2016.

David Little, chairman and chief executive officer, stated, “This transaction presents a win-win outcome for each party. DXP is strengthening its balance sheet for growth and positioning DXP to focus on its core products and offerings. HWC is acquiring a strong complementary business that will benefit from their keen understanding of Vertex’s business model and should help position them for growth.”

“The decision to sell our master distributor of fasteners was contemplated some time ago after a comprehensive strategic review of our business model and operations. We reached this agreement with HWC after a thorough sale process. This sale is part of our continuing commitment to provide greater financial flexibility and predictability, all aimed at creating greater long-term value for all of DXP’s stakeholders,” added Kent Yee, senior vice president of corporate development.

The divestiture of Vertex Corporate Holdings, Inc. will be treated as the sale of a non-core business for financial reporting purposes. The financial results will be excluded from the fourth quarter of 2016.

About DXP Enterprises, Inc.

DXP Enterprises, Inc. is a leading products and service distributor that adds value and total cost savings solutions to industrial customers throughout the United States, Canada, Mexico and Dubai. DXP provides innovative pumping solutions, supply chain services and maintenance, repair, operating and production ("MROP") services that emphasize and utilize DXP’s vast product knowledge and technical expertise in rotating equipment, bearings, power transmission, metal working, industrial supplies and safety products and services. DXP's breadth of MROP products and service solutions allows DXP to be flexible and customer-driven, creating competitive advantages for our customers. DXP’s business segments include Service Centers, Innovative Pumping Solutions and Supply Chain Services. For more information, go to www.dxpe.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company. These risks and uncertainties include, but are not limited to: ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes. For more information, review the Company’s filings with the Securities and Exchange Commission.

CONTACT:
DXP Enterprises, Inc.
Mac McConnell, 713-996-4700
Senior Vice President, Finance & CFO
www.dxpe.com